Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of the 11th day of August, 2011, between Zynex, Inc., 9990 Park Meadows Drive, Lone Tree, CO 80124 (the “Employer”) and Thomas Sandgaard, 1175 Castle Pointe Drive, Castle Rock, CO 80104 (the “Executive”).
RECITALS
A. The Employer is a provider of non-invasive pain relief through the creation, distribution, and marketing of pain relief products; EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices; and non-invasive cardiac monitoring devices (the “Business”).
B. The Executive has been employed by the Employer pursuant to an Employment Agreement dated February 1, 2004, as amended (the “Original Employment Agreement”). The Executive and the Employer by this Agreement hereby amend and restate the Original Employment Agreement and herein agree that the Original Employment Agreement is now terminated and replaced by this Agreement.
C. The Employer desires to employ the Executive under the terms and conditions below set forth. The Executive desires to be so employed upon the terms and conditions below set forth.
D. The Executive acknowledges that his receipt of benefits under this Agreement, depends on, among other things, the Executive’s willingness to agree to and abide by the Confidentiality and Covenants Not to Compete or Solicit provisions in Sections 8 and 9 below.
AGREEMENT
NOW, THEREFORE, in consideration of the terms and the mutual undertakings contained herein, it is agreed as follows:
1. Term.
(a) Subject to the terms of this Agreement, this Agreement shall commence on August 11, 2011 and shall terminate on the earlier of December 31, 2014, the Executive’s death or legally-determined disability, or the termination of this Agreement in accord with the provisions contained in Section 6 below (the “Termination Date”).
(b) Subject to the terms of this Agreement, this Agreement may be extended for additional one-year terms after the Termination Date on the same terms and conditions as herein set forth (the “Extended Period”), if one party provides at least thirty (30) days’ written notice to the other party prior to the Termination Date or end of the then-current Extended Period (the “Extension Notification Date”) and the other party, within ten (10) days’ of receipt of such notice, responds with a written acceptance agreeing to the Extended Period. Except when the contrary is indicated, the phrase “the Term of this Agreement” shall henceforth be deemed to include any Extended Period agreed to by the parties in accord with the terms of this Section 1(b).

2. Title. The Employer agrees to employ the Executive as Zynex, Inc.’s Chief Executive Officer and President and the Executive accepts such employment.
3. Duties.
(a) The Executive shall render all services of the nature of the services that a Chief Executive Officer would render to a company in the medical device area.
(b) During the Term of this Agreement, the Executive shall devote his full time, energy, skill and best efforts to promote the Employer’s Business and affairs and to perform his duties hereunder.
(c) The Executive shall report directly to the Board of Directors (“Board”) of the Employer.
4. Compensation.
(a) Commencing on August 11, 2011, and continuing during the Term of this Agreement, the Employer shall pay to the Executive for the loyal and consistent services provided to it hereunder a salary of $385,000 per year. The Executive’s compensation shall be reviewed by the Board at least annually for any appropriate adjustments at the end of each calendar year; however, the Executive’s salary may not be reduced during the Term without the Executive’s written permission.
(b) The Executive shall also receive, after the end of each quarter during the Term of this Agreement, bonus compensation, if any, based on the Employer’s performance or other criteria established by the Board at least annually.
(c) The Employer will reimburse the Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by the Executive in the performance of the Executive’s duties and responsibilities to the Employer during the Executive’s employment under this Agreement. Such reimbursement shall be subject to the Employer’s normal policies and procedures for expense verification, documentation, and reimbursement.
5. Insurance and Benefits. During the Term of this Agreement, the Executive shall be entitled to participate in all employee benefit plans and insurance programs which shall be provided from time to time by the Employer to its employees (collectively, “Employee Benefit Plans”) in accordance with the terms and conditions of such Employee Benefit Plans. During the Term of this Agreement, the Executive will be provided with a company car with all costs and reasonable expenses related to such company car to be paid by the Employer.

6. Termination.
(a) This Agreement may be terminated by either party upon ninety (30) days’ advance written notice of termination from one party to the other. This Agreement may also be terminated by the Employer for Cause immediately upon written notice to the Executive. The term “Cause”, as used herein, shall mean the loss of any license necessary for the Executive to perform his duties hereunder, or any willful misconduct, malfeasance, gross negligence or other like conduct adversely affecting the best interests of the Employer, including, without limitation, (i) the failure or neglect by the Executive to perform his duties hereunder, (ii) the violation or attempted violation of any provision hereof, (iii) the commission of any felony or dishonest act, including, without limitation, any fraud against the Employer, any of the affiliates, clients or customers of the Employer.
(b) If the Executive’s employment with the Employer is terminated by the Employer without Cause and the Termination Date is prior to the expiration of the Term, then the Employer will, subject to the conditions in Section 6(e), pay to Executive as severance pay an amount equal to his then current monthly base salary for a period of one (1) year commencing in accordance with Section 6(c).In addition, the Executive will be paid a pro rata share of any quarterly bonus (Section 4(b)) he would have earned for the quarter in which he is terminated. Notwithstanding anything herein to the contrary, in no event will the severance pay available to the Executive under this Section 6(a) exceed the amount payable under Treas. Reg. Section 1.409A-1(b)(9)(iii).
(c) Severance pay pursuant to Section 6(b) will be paid to the Executive in equal installments in accordance with the Employer’s regular payroll schedule, less all legally required and authorized deductions and withholdings, commencing on the first normal payroll date of the Employer following the expiration of the applicable rescission periods provided by law applicable to the release specified in Section 6(e) below and continuing for the applicable period thereafter; provided, however, that if the Termination Date occurs before December 31 of any year, any severance amounts that remain payable under Section 6(b) after the last normal payroll date before March 15 of the following year shall be payable in a lump sum on March 15 of that following year, less all legally required and authorized deductions and withholdings, and that if such rescission periods have not then expired, the severance pay pursuant to Section 6(b) will be forfeited and not paid to the Executive. Notwithstanding the foregoing, the Employer’s obligations to make severance payments pursuant to this Section 6 shall cease effective upon the date that the Executive accepts employment with another employer. The Executive shall notify the Employer promptly upon his acceptance of such employment.
(d) If the Executive’s employment with the Employer is terminated for any reason after the Term, then the Employer will pay to Executive, his beneficiary or his estate, as the case may be, only Executive’s then-owed base salary through the Termination Date; payment for any accrued but unused vacation time; reimbursement of reasonable, approved business expenses; and any vested rights the Executive may have under any equity plans or agreements (including stock option and restricted stock agreements equity plans) to the extent provided for in accordance with the terms thereof.
(e) Notwithstanding the foregoing provisions of this Section 6, the Employer will not be obligated to make any payments under Section 6(a) hereof unless (i) the Executive, if reasonably requested by the Board and for no additional consideration, completes such transitional duties as the Board may assign; (ii) the Executive signs a release of claims in favor of the Employer and its affiliates (substantially in a form to be prescribed by the Board) on or before expiration of the applicable consideration period specified therein, if any, and of the deadline specified in Section 6(c), and all applicable consideration and rescission periods provided by law have expired; and (iii) the Executive is in strict compliance with the terms of this Agreement and any other agreements with the Employer that survive the termination of the Executive’s employment.

7. Return of Documents. On termination of this Agreement, or at any time upon the request of the Board, the Executive shall return to the Employer all documents, including all copies thereof, and all other property relating to the business or affairs of the Employer, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the “Materials”), in his possession or control, no matter from whom or in what manner he may have acquired such property. The Executive acknowledges and agrees that all of the Materials are property of the Employer and releases all claims of right of ownership thereto.
8. Confidentiality. Except as authorized in writing by the Board or as necessary in carrying out Executive’s responsibilities for the Employer, Executive will not at any time divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Employer that Executive has acquired or will acquire about the Employer, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Employer, (iii) any customer or supplier lists, (iv) any confidential, proprietary, or secret development or research work, (v) any strategic or other business, marketing, or sales plans, systems or techniques, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Employer. Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Employer and represent a substantial investment of time and expense by the Employer, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Employer would be wrongful and would cause irreparable harm to the Employer. Executive will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Employer, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Employer’s confidential information are in addition to any obligations of Executive under applicable statutory or common law and any prior agreements regarding this subject matter between Executive and the Company.
9. Covenants Not to Compete or Solicit.
(a) The Executive agrees that during the Term of this Agreement and for one (1) year thereafter, he will not, directly or indirectly (whether as sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent) compete with, or participate in any business that competes with, the Employer’s Business, as then conducted, anywhere in the world; provided that the Executive may invest in (i) the securities of any business or enterprise (but without otherwise participating in the activities of such business or enterprise) which are listed on a national or regional securities exchange or traded in the over-the-counter market, and (ii) equity interests of the Employer.

(b) The Executive undertakes that during the Term of this Agreement and for one (1) year thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following: (i) hire, or attempt to hire for employment, any person who is an employee of the Employer on the date of such termination of employment, or attempt to influence any such person to terminate his or her employment by the Employer; or (ii) in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its employees, or disparage the business or reputation of the Employer to any such person.
(c) The Executive undertakes that during the Term of this Agreement and for one (1) year thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following: (i) solicit, service or accept any actual or prospective accounts, clients or customers of the Employer during the period of the Executive’s employment by the Employer; (ii) influence or attempt to influence any of the accounts, customers or clients referred to in Subsection 9(c)(i) to transfer their business or patronage from the Employer to any other person or company engaged in a similar business; (iii) directly assist any person or company soliciting, servicing or accepting any of the accounts, customers or clients referred to in Subsection 9(c)(i); or (iv) in any other manner directly interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its accounts, customers or clients referred to in Subsection 9(d)(i), or any other person, or disparage the business or reputation of the Employer to any such person.
(d) Executive will not make any statement or remark to any person or entity that defames or disparages the reputation, character, image, products, or services of Employer, or the reputation or character of Employer’s employees, officers or directors. Employer, its employees, officers and directors will not make any statement or remark to any person or entity that defames or disparages the reputation, character, image, products, or services of Executive.
10. Enforcement of Covenants.
The parties acknowledge and agree that the covenants contained in Sections 8 and 9 are essential elements of this Agreement that are required for the protection of the Employer’s confidential, proprietary and trade secret information, its relationships with its clients and customers and its goodwill, and that, but for the agreements of the Executive to comply with such covenants, the Employer would not have entered into this Agreement. The parties further acknowledge and agree that a breach by the Executive of the covenants contained in Sections 8 and 9 may result in irreparable injury to the Employer for which there is no adequate remedy at law and that the Employer shall be entitled to seek enforcement of the same by means of a temporary restraining order and/or a preliminary or permanent injunction issued by any court having jurisdiction thereof. In the event that the Executive breaches any of the covenants contained in Sections 8 and 9, the Employer shall be entitled to an accounting and repayment of all profits, commissions and benefits the Executive receives in connection with such breach. The Executive agrees to indemnify and hold harmless the Employer against all of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of the covenants contained in Sections 8 and 9, except, with respect to the enforcement of any such covenant by the Employer, to the extent that the Employer is the prevailing party in any action or proceeding commenced by the Employer in connection therewith. The covenants contained in Sections 8 and 9 shall survive the termination of this Agreement. The remedies provided in this Section 10 shall be in addition to, and not in lieu of, any other remedies and relief including damages to which the Employer may be entitled.
11. Employer’s Inventions. The Executive hereby sells, transfers and assigns to the Employer or to any person, or entity designated by the Employer, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during or before the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Employer or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Employer or any subsidiary. The Executive shall communicate promptly and disclose to the Employer, in such form as the Employer requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Employer such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Employer or any person or entity designated by the Employer to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this Section 11 unless proved by the Executive to have been first conceived and made following such termination.
12. Blue-Pencil. If a court of competent jurisdiction shall at any time deem the terms of any of the covenants and undertakings of the Executive under Sections 8 and 9 herein too broad, the court shall modify the offending provisions to make such provisions enforceable to the maximum extent permitted by law and the other provisions of those Sections 8 and 9 shall nevertheless stand. The court in each case shall reduce the period of restriction to a permissible duration and shall modify any other provision deemed overly broad so that it is enforceable to the maximum extent permitted by law.
13. Notices. Unless otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid at the following addresses, and/or to such other addresses and/or persons which either party may designate by like notice:
(a)	If to the Executive, to:

Thomas Sandgaard 1175 Castle Pointe Drive Castle Rock, CO 80104

(b)	If to the Employer, to:

Attn: Board of Directors Zynex, Inc. 9990 Park Meadows Drive Lone Tree, CO 80124

With a copy to:

Jason Day, Esq. Perkins Coie, LLP 1900 16th Street, Suite 1400 Denver, CO 80202
14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado without regard to conflict of law provisions. Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Colorado. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.
15. Additional Provisions.
(a) The Executive may not assign or delegate the performance of any of his rights and/or obligations under this Agreement. The Employer may assign its rights and/or obligations under this Agreement.
(b) This Agreement constitutes the entire agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the parties hereto.
(c) All agreements between the parties related to the Executive’s employment by the Employer, whether oral or written and including but not limited to the Original Employment Agreement, are terminated and of no further force or effect.
(d) No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.
(e) Executive acknowledges that prior to the execution of this Agreement he had full opportunity to consult with his independent attorneys and advisors as he deemed appropriate and he fully understands the nature and scope of his rights and obligations hereunder.

(f) The Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Employer shall determine are required to be withheld pursuant to any applicable law or regulation.
(g) The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. If either party believes, at any time, that any payments and other benefits under this is not so exempt or does not so comply, such party will promptly advise the other party and they each will negotiate reasonably to amend the terms of this Agreement such that it is exempt or complies with the most limited possible economic effect on the parties or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable. With respect to any payments and benefits under this Agreement to which Section 409A applies, all references in this Agreement to the termination of the Executive’s employment are intended to mean the Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from the Executive or any other individual to the Employer or any of its affiliates.
(h) If any provision of this Agreement is invalid or unenforceable in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but the foregoing shall not render invalid or unenforceable in such jurisdiction the remainder of this Agreement or the remainder of such provision or affect the validity or unenforceability of any provision of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

ZYNEX MEDICAL, INC.
/s/ Anthony Scalese
By: Anthony Scalese
Its: Chief Financial Officer

THOMAS SANDGAARD
/s/ Thomas Sandgaard
Thomas Sandgaard